                        CERTIFICATE OF INCORPORATION OF

                             JB'S RESTAURANTS, INC.


         FIRST:  The name of this corporation is:

                             JB'S RESTAURANTS, INC.


         SECOND: The name and address of the registered agent of the corporation in the State of Delaware is:

                         The Corporation Trust Company
                               1209 Orange Street
               Wilmington, County of New Castle, Delaware  19801


         THIRD: The purpose of the corporation is to engage in the business of owning and operating restaurants and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


         FOURTH: The total amount of capital stock which this corporation has the authority to issue is as follows:

         Section 1. 10,000,000 shares of common stock, $.10 par value per share.

         Section 2. 1,000,000 shares of preferred stock, $1.00 par value per share.

         The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and relative, participating, optional or other special rights of the shares of each series and the qualifications, limitations or restrictions thereof.

         The authority of the Board with respect to each series of preferred stock shall include, but not be limited to, determination of the following:

         A. The number of shares constituting the series and the distinctive designation of the series;

         B. The dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

         C. Whether the series will have voting rights, and, if so, the terms of the voting rights.

         D. Whether the series will have conversion privileges, and, if so, the terms and conditions of the conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

         E. Whether or not the shares of the series will be redeemable, and, if so, the terms and conditions of redemption, including the date o dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         F. Whether the series shall have a sinking fund for the redemption or purchase of shares of the series, and, if so, the terms and amount of the sinking fund;

         G. The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of the series;






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
         H. Any other relative terms, rights, preferences and limitations, if any, of the series as the Board of Directors may lawfully fix under the laws of the State of Delaware as in effect at the time of the creation of such series.

         Dividends on outstanding shares of preferred stock shall be paid or declared and set apart for payment, before any dividends shall be paid or declared and set apart for payment, on the common stock with respect to the same dividend period.

         Section 3. 500,00 shares of junior common stock, $.01 par value per share.

         Shares of junior common stock will have no voting rights associated with them. No dividends will be paid on outstanding shares of junior common stock and holders of junior common stock will not participate in any distribution of the corporation's assets upon liquidation or dissolution. Except as so provided, and subject to the limitations imposed by law, the Board of Directors is authorized to determine the relative rights, preferences, privileges and restrictions granted to or imposed upon shares of junior common stock, including redemption or conversion rights.

         By consent resolution dated February 25, 1985, the corporation's Board of Directors authorized the issuance of a class of Junior Common Stock, designated Junior Common Stock "Series A," (hereinafter referred to as Junior Common Stock), having the following rights and preferences:

                 RESOLVED, that the 30,000 shares of Junior Common Stock to be issued to Mr. Jones by the Company be and hereby is declared to have the following rights, privileges and preferences, including the conversion and redemption rights set out:

                 Terms of Conversion. Shares of the Junior Common Stock issued to Mr. Jones shall be automatically converted into shares of the Company's Common Stock on a one-for-one basis in accordance with either of the following methods, on a fiscal year basis:

                          (a)     Mr. Jones may convert shares of the Company's
Junior Common Stock based on the yearly percentage improvement in Return on Total


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
Average Capital of the Company, rounded to the nearest tenth of one percent. For purposes of computing the yearly percentage improvement in Return on Total Average Capital, the current fiscal year's Return shall be divided by the immediately preceding fiscal year's Return. The percentage thus obtained shall determine the number of shares Mr. Jones shall convert that fiscal year, based on the following table:

                                                            Number of Shares
                 Percentage                                    Convertible
                 ----------                                 ----------------
                 Less than 105%                                     -0-
                 105% to 106.9%                                   2,000
                 107% to 108.9%                                   3,000
                 109% to 110.9%                                   4,000
                 111% to 112.9%                                   5,000
                 113% and above                                   6,000

                          (b)     Mr. Jones may convert shares of the Junior
Common Stock based on a comparison, rounded to the nearest tenth of one percent, of the Company's Return on Total Average Capital with the average of the Returns on Total Average Capital, for their latest fiscal years, of the following restaurants:

                 Frisch's Restaurants
                 Shoney's
                 Marcus Corporation
                 Collins Foods
                 Mr. Steak, Inc.
                 Shoney's South
                 VICORP Restaurants, Inc.

                 The percentage thus obtained shall determine the number of shares Mr. Jones shall convert that fiscal year, based on the following table:

                                                            Number of Shares
                 Percentage                                    Convertible
                 ----------                                 ----------------
                 Less than 100%                                    -0-
                 100% to 100.9%                                  1,000
                 101% to 103.9%                                  2,000





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

                 104% to 106.9%                                  3,000
                 107% to 109.9%                                  4,000
                 110% to 112.9%                                  5,000
                 113% and above                                  6,000

                 Method of Conversion.     Mr. Jones shall, within 120 days of
the end of the Company's fiscal year, notify the Company in writing of:

                 (a) which method Mr. Jones elects to use in computing the number of shares of Junior Common Stock to be converted for that fiscal year;

                 (b) the computation by which the number of shares eligible for conversion was determined;

                 (c) the number of shares of Junior Common Stock to be converted; and

                 (d) any investment representations requested by the Company or its legal counsel.

         Included with the notice shall be the certificates of Junior Common Stock representing the number of shares to be converted.

                 Redemption.      Mr. Jones may, upon 30 days advance written
notice to the Company, require the Company to redeem any number of shares of Junior Common Stock then held by him. Upon such notice and surrender to the Company of certificates representing the number of shares of Junior Common Stock Mr. Jones wishes to have redeemed, the Company shall, within 15 days of its receipt of the notice and certificates, pay Mr. Jones an amount per share for each share of Junior Common Stock so redeemed computed as follows: the Junior Common Stock's price per share shall be computed as 1/10th of the price per share of the Company's Common Stock as quoted by NASDAQ 3 full business days prior to payment to Mr. Jones of the redemption amount. The shares so redeemed shall be canceled by the Company.

                 Definitions.     'Return on Total Average Capital' is defined
as the ratio of i) total net income after taxes plus total interest expense less an





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
allowance for taxes on the interest expense computed at the actual tax rate paid by the company, all for the latest fiscal year to ii) total stockholders' equity plus total long-term debt, including current maturities of long-term debt, and plus deferred income taxes, all for the fiscal year previous to the latest fiscal year. The numbers used in determining the Return on Total Average Capital shall be the fiscal-year figures provided by the company's annual report to its shareholders or by its audited annual financial statements. The following example illustrates the computation of the Return on Total Average Capital for fiscal 1983 for the Company.


Net Income (after-taxes)                                    $2,185,000
Interest Expense                                             1,263,000
Tax on Interest Expense (38.7%)                               (388,781)
                                                            ----------


                                                            $2,959,219


Stockholder's  Equity                                        $9,836,000
Long-Term Debt                                              10,656,000
Current Maturities                                           1,378,000
Deferred taxes                                                 264,000
                                                            ----------


                                                            22,104,000

$2,959,219 / $22,104,000 = 13.4% Return on Total Average Capital.

         FIFTH: The name and mailing address of the incorporator of the corporation is as follows:

               Name:                       Mailing Address:
         Clark D. Jones                    1010 West 2610 South
                                           Salt Lake City, Utah 84119


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

         SIXTH: Bylaws may be adopted, amended or repealed by a vote of 80% of the outstanding stock of the corporation entitled to vote thereon. Bylaws may also be adopted, amended or repealed by the Board of Directors as permitted by law. Notwithstanding the foregoing, any bylaw amendment adopted by the Board of Directors increasing or reducing the authorized number of directors shall require a resolution adopted by the affirmative vote of not less than 80% of the directors.

         SEVENTH: The number of directors of the Board of Directors of the corporation will be as specified in the bylaws. The board is divided into three classes; Class I, Class II and Class III. Each class will be as nearly equal in number of directors as possible. Each director will serve for a term ending on the third annual shareholders meeting following the annual meeting at which the director was elected; provided, however, that the directors first designated Class I will serve for a term ending on the annual shareholders meeting next following the end of calendar year 1985. Directors first designated Class II will serve for a term ending on the second annual shareholders meeting next following the end of calendar year 1985. Each director will serve until his successor shall have been duly elected and qualified, unless he resigns, becomes disqualified, disabled or is otherwise removed.

         At each annual election, directors chosen to succeed those whose terms expire will be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board shall designate one or more directorships whose term expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

         Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director continuing to serve as such will continue in the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. If any newly created directorship may, consistent with the rule that the three classes be as nearly equal in number of directors as possible, be allocated to two or more classes, the Board shall allocate it to the class whose term of office is due to expire at the next earliest date.





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


         EIGHTH: The affirmative vote of the holders of not less than 80% of the outstanding stock of the corporation entitled to vote shall be required for approval if (1) this corporation merges or consolidates with any other corporation if such other corporation and its affiliates are directly or indirectly the beneficial owners of more than 10% of the total voting power of all outstanding shares of the voting stock of the corporation (a "Related Corporation"), or if (2) this corporation sells to or exchanges with a Related Corporation all or a substantial part of its assets, or if (3) this corporation issues or delivers any stock or other securities of its issue in exchange or payment for any properties or assets of a Related Corporation or securities issued by a Related Corporation, or in a merger of any affiliate of this corporation with or into a Related Corporation or any of its affiliates; provided, however, that the foregoing shall not apply to any such merger, consolidation, sale or exchange, or issuance or delivery of stock or other securities which was (I) approved by resolution of the Board of Directors adopted by the affirmative vote of not less than a majority of the directors who were directors prior to the acquisition of beneficial ownership of more than 10% of all outstanding shares of the voting stock of the corporation by the Related Corporation and its affiliates, nor shall it apply to any such transaction solely between this corporation and another corporation 50% or more of the voting stock of which is owned by this corporation. "Affiliate" shall have the definition noted in Article Eleventh. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; and in computing the percentage of outstanding voting stock beneficially owned by any person the shares outstanding and the shares owned shall be determined as of the record date fixed to determine the shareholders entitled to vote or express consent with respect to such proposal. The shareholder vote, if any, required for mergers, consolidations, sales or exchanges of assets or issuances of stock or other securities not expressly provided for in this Article Eighth, shall be such as may be required by applicable law. A "substantial part" of the corporation's assets shall mean assets comprising more than 10% of the book value or fair market value of the total assets of the corporation and its subsidiaries taken as a whole.

         NINTH: No action may be taken by shareholders except at an annual or special meeting of shareholders. No action may be taken by shareholders by written consent.


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
         TENTH: Special meetings of the shareholders of the corporation for any purpose may be called at any time by a majority of the members of the Board of Directors or by a committee of the Board of Directors which has been duly empowered by the Board of Directors to call special meetings. Special meetings may not be called by any other person.

         ELEVENTH: It is the declared intent and policy of this corporation and its shareholders that all shareholders are entitled (I) to participate, through an election to sell or otherwise dispose of their shares, in any proposed acquisition of control of this corporation, and (ii) to be offered a price for their shares which is fair and equitable under the circumstances.

         Section 1.       For the purposes of this Article Eleventh:

                          (a)     An "Affiliate" of a specified Person is a
Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

                          (b)     The term "Associate",  when used to indicate
a relationship with any Person, means (1) any corporation or organization (other than this corporation or a Subsidiary) of which the Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which the Person has a substantial beneficial interest or as to which the Person serves in a fiduciary capacity, and (iii) any relative or spouse of the Person, or any relative of the spouse, who has the same home as the Person, or is an officer or director of any corporation controlling or controlled by the Person.

                          (c)     "Beneficial Ownership" shall be determined
pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 or any successor rule or, if Rule 13d-3 is rescinded and there is no successor rule, pursuant to Rule 13d-3 as in effect on June 15, 1985. In any event, a Person shall also be deemed the "Beneficial Owner" of any Voting Shares which:

                          (1)     The Person or any of its Affiliates or
Associates beneficially owns, directly or indirectly, or





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
                          (2)     The Person or any of its Affiliates or
Associates (I) has the right to acquire immediately or in the future pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants options or otherwise, or (ii) has sole, or shares, voting or investment power with respect to pursuant to any agreement, arrangement, understanding, relationship or otherwise (other than solely by reason of a revocable proxy granted to the Person for a particular meeting of shareholders, pursuant to a public solicitation of proxies for the meeting, with respect to shares of which neither the Person nor any of its Affiliates or Associates is otherwise deemed the Beneficial Owner), or

                          (3)     Are Beneficially Owned, directly or
indirectly, by any other Person with which the Person or any of its Affiliates or Associates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this corporation.

         For purposes of computing the percentage Beneficial Ownership of Voting Shares of a Person in order to determine whether the Person is a Substantial Shareholder, the outstanding Voting Shares shall include shares deemed owned by the person through application of this subparagraph (c), but shall not include any other Voting Shares which may be issuable by this corporation pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants, options or otherwise. For all other purposes, the outstanding Voting Shares shall include only Voting Shares then outstanding.

                          (d)     "Common Stock" means not only this
corporation's common stock, as authorized by the corporation's Certificate of Incorporation, but also any capital stock or other security convertible into or exchangeable for, and any warrant, option or other right to acquire the common stock of this corporation. If there is at any time more than one class or series of Common Stock or any warrants, options or other securities convertible into or exchangeable for Common Stock, all references of this Article Eleventh to Common Stock or to any Tender Offer, Offer Price or Market Price shall be deemed to refer to and apply to each class or series of Common Stock and any securities convertible into or exchangeable for, and any warrants, options or other rights to purchase Common Stock individually, and the provisions of this Article





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
Eleventh shall be deemed to apply separately to each class or series of Common Stock and securities, warrants, options or other rights to purchase Common Stock, and, in addition, the Offer Price with respect to each series or class of Common Stock, or securities, warrants, options or other rights to purchase Common Stock, shall be equivalent to the Offer Prices for the others.

                          (e)     A "Majority of the Board" means a majority of
the total number of the directors which this corporation would have if there were no vacancies, but only if a majority of the number of directors at the time of the relevant determination consists of Unrelated Directors. If the majority does not then consist of Unrelated Directors, a Majority of the Board shall mean a majority of the then Unrelated Directors.

                          (f)     A "Person" means any individual, firm,
corporation, partnership, association or other entity.

                          (g)     "Subsidiary" means any corporation of which a
majority of each class of equity security (as defined in Rule 3a-11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on June 15, 1985) is owned, directly or indirectly, by this corporation.

                          (h)     "Substantial Shareholder" means any Person,
other than this corporation or any Subsidiary, that is the Beneficial Owner, directly or indirectly, or more than 10% of the outstanding Voting Shares, determined solely on the basis of the total number of Voting Shares Beneficially Owned (and without giving effect to the number or percentage of votes entitled to be cast in respect of the shares pursuant to this Article Eleventh) in relation to the total number of Voting Shares issued and outstanding. A Person shall not be deemed to be a Substantial Shareholder if the Person, prior to the time the Person becomes the Beneficial Owner, directly or indirectly, of more than 10% of the outstanding Voting Shares, commences and thereafter consummates a Tender Offer for all shares of Common Stock then issued and outstanding, the terms of which shall be approved as in the best interests of the corporation and its shareholders by a Majority of the Board.

                 Anything to the contrary notwithstanding, (i) no director or officer of this corporation, no Affiliate or Associate of the director or officer, and no group or member of a group of which the officer or director or any of his

Affiliates or Associates is a member shall, solely by reason of their acting in their capacities, for any purposes hereof, be deemed to be a Substantial Shareholder, (ii) no employee stock ownership or similar plan or trust of this corporation or any Subsidiary shall, for any purposes hereof, be deemed to be a Substantial Shareholder, nor shall any trustee, Affiliate or Associate of the trustee nor any group of the same, solely by reason of their acting in their capacities, be deemed to be a Substantial Shareholder, and (iii) no director or officer of this corporation nor any Affiliate or Associate of the director or officer shall, by virtue of their acting or agreeing to act in concert with one another or with any group in opposition to any Tender Offer, accumulation of shares of Common Stock or other attempt to gain control of this corporation determined not to be in the best interests of this corporation and its shareholders by a Majority of the Board, for any purposes hereof, be deemed to be a Substantial Shareholder.

                          (i)     "Tender Offer" shall mean an offer to acquire
equity securities pursuant to a request or invitation for tenders.

                          (j)     "Unrelated Director" shall mean a Person who
was a member of the Board of Directors as of June 15, 1985 or thereafter elected by the shareholders or appointed by the Board of Directors of this corporation prior to the date the Substantial Shareholder became a Substantial Shareholder, or a Person designated, before his initial election or appointment as a director, as an Unrelated Director by a Majority of the Board.

                          (k)     "Voting Shares" shall mean any share of the
capital stock of this corporation entitled to vote generally in the election of directors.

                          Section 2.       Notwithstanding anything in this
Certificate of Incorporation to the contrary, after the date any Person becomes a Substantial Shareholder and until the Person ceases to be a Substantial Shareholder, Persons entitled to vote issued and outstanding Voting Share of any class or series beneficially owned by the Substantial Shareholder in excess of 10% of the then issued and outstanding shares of the class or series shall, subject to the provisions of the last sentence of this Section 2, be entitled to cast 1/10 of one vote per share for each share in excess of 10% of the then issued and outstanding shares of the class or series. If the Substantial Shareholder consummates a Tender Offer conforming with the provisions of Sections 4 and 5 of this Article Eleventh, Persons entitled to vote voting Shares Beneficially Owned by the Substantial





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
Shareholder shall thereafter be entitled to cast the number of votes the Persons would be entitled to cast in the absence of this Article Eleventh. For purposes of this Article Eleventh, casting of votes includes voting at any meeting of shareholders in person or by proxy.

                          Section 3.     Until a Substantial Shareholder
consummates a Tender Offer conforming with the provisions of Sections 4 and 5 of this Article Eleventh, the Substantial Shareholder and all Persons entitled to vote Voting Shares of any class or series Beneficially Owned by the Substantial Shareholder collectively shall not be entitled or permitted to cast in excess of 15% of the total number of votes which the holders of all then outstanding Voting Shares of the class or series would (after giving effect to the provisions of Section 2 of this Article Eleventh) be entitled to cast.

                          Section 4.     The Tender Offer referred to in
Sections 2 and 3 of this Article Eleventh means a tender offer to acquire, at not less than the applicable Offer Prices, all shares of Common Stock then outstanding and not Beneficially Owned by the Substantial Shareholder and which provides that if the Substantial Shareholder obtains control of this corporation it will use its best efforts to promptly consummate a merger in which holders of all Common Stock not purchased in the Tender Offer will receive the respective Offer Prices in cash. Any Tender Offer shall be directly regulated by and conducted in conformance with the provisions of Section 14 (d) of the Securities Exchange Act of 1934 and the General Rules and Regulations thereunder applicable to tender offers for equity securities registered under Section 12 of such Act or any succeeding statutes. The consideration to be received by holders of common Stock in any Tender Offer shall be in the form of cash exclusively, and the Tender Offer shall be deemed consummated only when payment in full shall be made for all duly tendered shares. A Tender Offer shall not be deemed to have conformed or complied with the provisions of this Section 4 unless (I) the Substantial Shareholder or its Affiliate requests a certificate of an officer of this corporation specifying the Offer Prices as contemplated by Section 5(b) of this Article Eleventh, (ii) the first public announcement thereof setting forth the Offer Prices (the "Announcement") occurs within forty-five days of receipt of the certificate specifying the Offer Prices as contemplated in Section 5 (b),
(iii) the Tender Offer is commenced with 30 days after the Announcement, (iv) the Tender Offer remains upon for at least 20 business days and (v) payment for shares tendered is made within 30 days after the shares are tendered.





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
                          Section 5.       (a) The "Offer Price" for the
Common Stock in any Tender Offer shall be an amount per share of Common Stock not less than the greater of:

                          (1)     the Market Price of the Common Stock
immediately prior to the Announcement multiplied by a fraction, the numerator of which is the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) which the Substantial Shareholder paid or agreed or offered to pay for any shares of Common Stock acquired by it within two years prior to the Announcement, and the denominator of which is the Market Price of the Common Stock immediately prior to the initial acquisition by the Substantial Shareholder of any Common Stock during the two-year period;

                          (2)     the highest price per share of Common Stock
(including brokerage commissions, transfer taxes and soliciting dealers' fees) paid or agreed or offered to be paid by the Substantial Shareholder to acquire any shares of Common Stock;

                          (3)     the highest sale price or the average of the
highest bid and asked prices for the Common Stock reported during the 12 months prior to the Announcement;

                          (4)     the aggregate earnings per share of Common
Stock for the four full consecutive fiscal quarters immediately preceding the one in which the Announcement is made as to which financial results have been published by this corporation, multiplied by the price/earnings multiple determined by a Majority of the Board; or

                          (5)     the book value of the corporation as of a
recent date preceding the Announcement of the Tender Offer, multiplied by the book value multiple determined by a Majority of the Board.

In making the determinations referred to under "(4)" and "(5)" above, the Majority of the Board shall act reasonably and may consider all financial and other data they deem relevant, including but not limited to current and historic price earnings multiples of this corporation, current and historic price earnings multiples of other corporations engaged in business similar to this corporation whose shares are publicly traded, current and historic price earnings multiples of the Substantial Shareholder or any of its Affiliates, and this corporation's historic and projected financial position, results of operations, return on investment and other financial criteria, and its business plans and future prospects.

                          Notwithstanding the foregoing, a Majority of the
Board, in its discretion, may determine, that, in lieu of an amount per share of Common Stock not less than the greater of the amounts determined in accordance with Section 5 (a) (1), (2), (3), (4) or (5) above, the Offer Price shall be an amount per share of Common Stock which shall not be less than a price per share of Common Stock established and determined in writing by an independent, nationally recognized investment banking firm selected by a Majority of the Board as a fair and appropriate price (considering this corporation as a going concern or on the basis of its value in liquidation, whichever circumstance would result in the higher price) for the sale of this corporation in a privately negotiated, arm's-length transaction with a Person other than a Substantial Shareholder or an Affiliate or Associate of a Substantial Shareholder, in light of then prevailing economic conditions, the business and assets of and future prospects for this corporation, the benefits expected to be derived by the acquiring Person (s) from an acquisition of or combination with this corporation, recent examples of similar transactions and other factors deemed relevant by the investment banking firm in making determinations or recommendations as to price in arm's-length acquisition transctions in which a reasonable amount of time is available to secure a purchaser.

                          (b)     This corporation shall furnish to any
Substantial Shareholder requesting in writing (such request to be addressed to the president at the principal executive offices of this corporation), within 90 days after receipt of the request, a certificate of an officer of this corporation specifying the Offer Prices for the Common Stock determined pursuant to Section 5(a). Each request by a Substantial Shareholder shall specify the prices paid or agreed or offered to be paid for shares of Common Stock referred to in Section 5(a) (1) and (2) above and shall contain an agreement to pay the reasonable fees and expenses of the investment banking firm engaged by the corporation pursuant to Section 5(a) above if the Substantial Shareholder does not make a Tender Offer complying with the provisions of Section 3 and 4 of this Article Eleventh.

                          Section 6.       For purposes of Section 5 of this
Article Eleventh, the "Market Price" of a share of Common Stock on any particular date shall mean the average of the latest bid and asked prices, as published by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or, if the Common Stock is then listed or admitted to trading on a national securities exchange, the last sale price regular way therefor as reported in the consolidated transaction reporting system for securities listed or traded on such exchange, or, in case no such reported sale takes place, the average of the latest bid and asked prices regular way therefor as reported in the consolidated transaction reporting system for securities listed or traded on such exchange, for each of the 45 trading days in which shares of Common Stock shall have been traded immediately preceding the date. If no sales or bid and asked prices are available, "Market Price" shall be determined by a Majority of the Board on a basis they deem reasonable.

                          Section 7.       A Majority of the Board shall
determine for the purposes of this Article Eleventh, on the basis of information known to them, (i) the number of Voting Shares Beneficially Owned by any Person,
(ii) whether a Person is an Affiliate or Associate of another, (iii) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in Section 1 (c) of this Article Eleventh, (iv) whether the purchase price offered pursuant to any Tender Offer conforms to the requirements as to minimum Offer Prices set forth in Section 5 of this Article Eleventh, and/or (v) any other factual matter relating to the applicability, interpretation or effect of this Article Eleventh.

                          Section 8.       A Majority of the Board may demand
that any Person it reasonably believes is a Substantial Shareholder (or holds of record Voting Shares Beneficially Owned by any Substantial Shareholder) supply this corporation with complete information as to (i) the record owner(s) of all shares Beneficially Owned by the Person that it is reasonably believed is a Substantial Shareholder, (ii) the number of, and class or series of, shares Beneficially Owned by the Person who it is reasonably believed is a Substantial Shareholder and held of record by each record owner and the number(s) of the stock certificate(s) evidencing such shares, and (iii) any other factual matter relating to the applicability or effect of this Article Eleventh, as may reasonably be requested of the Person, and the Person shall furnish such information within 10 days after receipt of the demand.





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
                          Section 9.       Except as otherwise provided by law,
the presence, in person or by proxy, of the holders of record of shares of capital stock of this corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Article Eleventh) entitled to be cast by the holders of shares of capital stock of this corporation entitled to vote shall constitute a quorum at all meetings of the shareholders, and every reference in his Certificate of Incorporation to a majority or other proportion of stock or voting stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for shareholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof then entitled to be cast in respect of the capital stock of this corporation (after giving effect, if required, to the provisions of this Article Eleventh).

                          Section 10.      Any determinations made by a Majority
of the Board or by a majority of the Board of Directors pursuant to this Article Eleventh in good faith and on the basis of such information as was then reasonably available shall be conclusive and binding upon this corporation and its shareholders, including any Substantial Shareholder.

                          Section 11.      Anything to the contrary contained in
this Article Eleventh notwithstanding and without limiting the powers, rights and obligations of the Board of Directors, the Board of Directors is entitled and authorized, consistent with its duties as such and its obligations to this corporation and its shareholders, to consider the terms of any proposed Tender Offer or acquisition proposed by any Person, and to determine if and whether to recommend acceptance or rejection thereof, notwithstanding compliance thereof with the other provisions of this Article Eleventh, and in connection therewith, to take or authorize any and all appropriate and proper action deemed in the judgment of the Board of Directors in the best interests of this corporation and the shareholders in the event the Board of Directors shall determine to recommend rejection thereof.

                          Section 12.      Nothing contained in this Article
Eleventh shall be construed to relieve any Substantial Shareholder from any fiduciary obligation imposed by law.

                          Section 13.      Notwithstanding anything contained in
this Certificate of Incorporation to the contrary, the affirmative vote of the holders of





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
80% or more of the votes entitled to be cast in respect of the capital stock of the corporation shall be required to amend or repeal, or to adopt any provision inconsistent with this Article Eleventh.

                 TWELFTH: (a) A director of the corporation, or the entire Board of Directors of the corporation, may be removed by the shareholders without cause only upon the affirmative vote of the holders of not less than 80% of the stock entitled to vote upon the election of directors.

                          (b)     A director may be removed for cause only by
the affirmative vote of the holders of a majority of the stock entitled to vote upon his election.

                          (c)     As used herein, "cause" for the removal of a
director shall be deemed to exist if (i) there has been a finding by not less than 80% of the entire Board of Directors that cause exists and the directors have recommended removal to the shareholders, or (ii) any other cause defined by law.

                 THIRTEENTH:      The corporation reserves the right to amend,
alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles Sixth, Seventh, Eight, Ninth, Tenth, Eleventh, Twelfth and this Article Thirteenth, may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding shares of voting stock of this corporation.

                 FOURTEENTH:

                          Section 1.       The corporation shall indemnify any
person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                          Section 2.       The corporation shall indemnify any
person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

                          Section 3.       To the extent that any person
referred to in Sections 1 and 2 of this Article Fourteenth has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                          Section 4.       Any indemnification under Sections 1
and 2 of this Article Fourteenth (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum of disinterested directors, or (b) by the shareholders.

                          Section 5.       Expenses incurred in defending a
civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the manner provided in section 4 of this Article Fourteenth upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as provided in this Article Fourteenth.

                          Section 6.       The indemnification provided by this
Article Fourteenth shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

                          Section 7.       The corporation shall have power to
purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against liability under the provisions of this Article Fourteenth.

                          THE UNDERSIGNED, being the incorporator hereinbefore
named, for the purpose of forming a corporation to do business both within and





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
without the State of Delaware and in pursuance of the Delaware General Corporation Law, does hereby make and file this certificate.


                                        /s/ Clark D. Jones
                                        ------------------
                                        Clark D. Jones


                                 Acknowledgment

STATE OF UTAH                     )
                                  )        ss.
COUNTY OF SALT LAKE

         The foregoing Certificate of Incorporation of JB's Restaurants, Inc., was acknowledged before me this 21st day of February, 1985, by Clark D. Jones, the person signing the Certificate, who further acknowledged that it is his deed and act that the facts stated therein are true.



                                        /s/ Debra J. Buckley
                                        --------------------
                                        NOTARY PUBLIC
                                        Residing at Salt Lake

My Commission Expires:

   4/11/87
-------------




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